UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

INTERMIX MEDIA, INC.

(Name of Registrant as Specified in its Charter)

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THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 8.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY INTERMIX MEDIA, INC. ON SEPTEMBER 24, 2005:

Update to Background of the Merger

On September 23, 2005, Brad Greenspan, our former chairman and chief executive officer, sent a letter to us, setting forth a proposal (the “Greenspan Proposal”) to acquire what he described as “a controlling interest” in Intermix.

The Greenspan Proposal indicates that Mr. Greenspan intends to organize a new entity called Freemyspace, LLC and to transfer the shares of Intermix common stock that he currently owns to that entity. The Greenspan Proposal further states that Freemyspace, LLC seeks to acquire, for cash, “approximately one-half of the number of currently outstanding shares” of Intermix not currently owned by Mr. Greenspan, at a price of $13.50 per share. Mr. Greenspan indicated that the acquisition could be structured as a tender offer or as a merger. Under the Greenspan Proposal, Mr. Greenspan or his affiliated entities state that they would also make an investment in Intermix common stock in order to provide us with sufficient cash to consummate the exercise of our option to purchase the outstanding equity interests of MySpace, Inc. that we do not already own by February 2006. Under the Greenspan Proposal, our stockholders would retain an equity position in the post-transaction concern. Mr. Greenspan indicated that he would finance Freemyspace, LLC’s acquisition of our common stock through his own resources and through investment by private equity funds that have indicated an interest in becoming co-investors with him. Mr. Greenspan did not identify the financial resources available to him or the identity of his potential co-investors. Mr. Greenspan did indicate that none of his potential co-investors had made a definitive commitment to make an investment or provide any funds and that they would not be able to do so until they receive “detailed financial data” of Intermix that has not previously been made public. Mr. Greenspan also provided us with a copy of an amendment to his Schedule 13D which states that under the Greenspan Proposal, Freemyspace, LLC would cause Intermix to sell certain of its assets in order to fund a portion of the Freemyspace, LLC acquisition, to fund Intermix’s marketing efforts and to expand Intermix’s business. Mr. Greenspan’s 13D amendment also contemplates that the current management of MySpace, Inc. would become the executive management of the resulting entity and that most of the members of our board of directors would be replaced. To review further details of the Greenspan Proposal, please refer to Exhibit 99.1 attached to this Current Report on Form 8-K.

As disclosed in our definitive proxy statement, our board of directors may, prior to the adoption of the merger agreement by our stockholders, withdraw or modify in a manner adverse to Fox Interactive Media its recommendation to vote in favor of the adoption of the merger agreement (including as a result of the receipt of an acquisition proposal from a third party), if, among other things, our board of directors has determined, in good faith, that taking such action is necessary for the members of the board to comply with their fiduciary duties under applicable law. Furthermore, we are permitted, under certain circumstances, to furnish information and participate in discussions and negotiations with a third party making an unsolicited acquisition proposal to us. Under the merger agreement, we are permitted to engage in discussions and negotiations if our board of directors determines that the third party has submitted to us a bona fide, unsolicited acquisition proposal (as such term is defined in the merger agreement) that constitutes, or could reasonably be expected to lead to, a superior proposal. Under the merger agreement, a superior proposal is defined as a proposal that contemplates, among other things:

•	the acquisition of more than 75% of our outstanding shares of capital stock; or

•	the acquisition of at least 75% of the fair market value of our and our subsidiaries’ assets, taken as a whole, by way of merger, share exchange or similar transaction,

that, in each case, our board of directors determines in good faith (after consultation with its financial advisors and legal counsel) is more favorable (taking into account relevant valuation and other criteria such as the financial terms and conditions to the proposal) to the holders of our common shares or preferred shares that the transactions provided for in the merger agreement.

On September 25, 2005, our board of directors held a special telephonic meeting to consider the Greenspan Proposal, with representatives from our legal counsel, Latham & Watkins, LLP, and Richards Layton & Finger, and financial advisors, Montgomery & Co., LLC and Thomas Weisel Partners LLC. Representatives from Latham & Watkins and Richards Layton & Finger advised our board of directors regarding its fiduciary duties, and reviewed our obligations under the merger agreement with Fox Interactive Media. Our board of directors reviewed the proposal with our legal and financial advisors, and considered a number of factors including:

•	the per share cash price set forth in the Greenspan Proposal;

•	the structure, form and terms of the Greenspan Proposal, including that the Greenspan Proposal:

•	would provide cash liquidity for only approximately one-half of the common stock held by our stockholders, with the remaining stockholders continuing to hold equity securities in a post-transaction concern with a diminished public equity “float”;

•	did not involve the prospective acquisition of at least 75% of our outstanding capital stock (as required by the merger agreement’s definition of superior proposal), notwithstanding Mr. Greenspan’s suggestion that the transaction he was proposing could be structured as a merger pursuant to which all of our outstanding shares of capital stock would technically have been acquired; and

•	did not articulate the manner in which our preferred stockholders or optionholders would be treated in the contemplated transaction;

•	the need for Freemyspace LLC to obtain in excess of $300 million in cash to fund the transactions contemplated by the Greenspan Proposal;

•	the failure of Mr. Greenspan to specifically identify his financial resources or the identity of his potential co-investors;

•	that none of Mr. Greenspan’s co-investors had made a definitive commitment to provide the financial resources necessary to complete the transaction and would not be able to do so until they had completed their due diligence investigation;

•	the requirement for additional due diligence, proposed to be conducted in a matter of days;

•	the need to negotiate terms of a definitive acquisition agreement and the uncertainty of terms and the possibility of conditions not yet introduced;

•	costs and potential delays that would significantly lower the assumed value of the Greenspan Proposal to our stockholders, which were not addressed in the Greenspan Proposal, including:

•	the requirement that we pay a $25 million break-up fee to Fox Interactive Media;

•	the uncertainty of the tax treatment of our stockholder group, taken as a whole, under the Greenspan Proposal, as well as the tax effect of the asset sales contemplated by that proposal;

•	that the timing contemplated by the Greenspan Proposal to make an equity investment in us to fund the consummation the MySpace purchase option could be as late as February 2006, whereas we are required to fund in excess of $45 million in cash on October 14, 2005 with respect to the portion of the purchase option that we are required to consummate on that date;

•	that the transactions contemplated by the Greenspan Proposal are unlikely to be completed for several months, while the proposed transaction with News Corporation and Fox Interactive Media could, subject to the approval of our stockholders, be completed within several days;

•	the fact that the Greenspan Proposal provided less certainty of closing (compared to the proposed transaction with News Corporation and Fox Interactive Media), both due to the concerns described above regarding the availability of financing and due to the risk of adverse developments in our business or in the financial markets while the transactions contemplated by the Greenspan Proposal would be pending which, if sufficiently adverse, could either jeopardize Mr. Greenspan’s financing or possibly even allow Mr. Greenspan to terminate or renegotiate the terms of the contemplated transaction;

•	the concern that the return of Mr. Greenspan to a control position over Intermix would create morale issues with a significant number of Intermix employees, including members of MySpace, Inc.’s management, and potentially harm the company’s business, reputation and standing, particularly in light of the fact that when Mr. Greenspan was removed as our chairman, our common stock traded for less than $2 per share, we were struggling with an accounting restatement, our common stock had been delisted from the NASDAQ Small Cap Market, we were the subject of an informal investigation by the Securities and Exchange Commission, various stockholder lawsuits relating to the restatement had been filed, and we were losing money;

•	general concerns regarding the lack of credibility of the proposal, taking into account its significant conditionality and lack of specificity and the fact that Mr. Greenspan elected to wait until a Friday afternoon, less than three business days from the scheduled date of our special meeting of stockholders, before announcing his proposal (even though we had announced the pending merger transaction more than two months ago and we had mailed a proxy statement to our stockholders more than four weeks ago); and

•	further legal, accounting and financial advisor fees that would be required to be incurred.

Our board of directors noted the transaction value of the transaction with Fox Interactive Media. The board also considered the remaining risks and benefits of the Fox Interactive Media transaction, including the remaining conditions to the Fox Interactive Media transaction, the absence of any financing condition in the Fox Interactive Media merger agreement, the guaranty by News Corporation of Fox Interactive Media’s obligation to pay the merger consideration and the number of stockholder proxies submitted in favor of the Fox Interactive Media transaction to date.

Following full deliberation and consideration (including deliberations during which the management members of the board, along with the members of the board associated with VantagePoint, did not participate), our board of directors unanimously among the directors present, determined that the Greenspan Proposal does not constitute, and could not reasonably be expected to lead to, a superior proposal (as such term is defined in the merger agreement). Our board of directors also determined to reconfirm its recommendation that our stockholders vote in favor of adoption of the merger agreement with Fox Interactive Media.

Our board of directors also asked its legal counsel to advise it as to whether the Greenspan Proposal, along with Mr. Greenspan’s public statements and actions with respect to Intermix and the proposed transaction with News Corporation and Fox Interactive Media, constituted violations of the federal securities laws, including, without limitation, Sections 13(d), 14(a), 14(d) and 14(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Finally, to permit our stockholders additional time to reflect upon and to react to the contents of this supplement to our definitive proxy statement, to the Greenspan Proposal and any other relevant information, we intend to adjourn the special meeting of our stockholders immediately after it is commenced at 9:00 a.m. Los Angeles time on Wednesday, September 28, 2005, and to reconvene the meeting, at 3:00 p.m. Los Angeles time on Friday, September 30, 2005 at our corporate headquarters, located at 6060 Center Drive, Suite 300, Los Angeles California 90045.

As we have previously reported, two putative class action law suits captioned Ron Sheppard v. Richard Rosenblatt et. al., Case No. BC338945 and John Friedmann v. Intermix Media, Inc. et. al., Case No. BC339083, were filed in the California Superior Court, County of Los Angeles on August 26, 2005 and August 31, 2005, respectively. We have been informed that the plaintiffs in these lawsuits may attempt to obtain a temporary restraining order delaying our special meeting of stockholders. We believe that any such order would be inappropriate and unnecessary in light of our intent to adjourn the stockholders meeting as discussed above.

On September 26, 2005, Intermix issued a press release, attached as Exhibit 99.2 to this Current Report on Form 8-K. The press release announces that our board of directors has rejected the Greenspan Proposal, continues to recommend that Intermix stockholders vote in favor of the pending merger with News Corporation and Fox Interactive Media and will adjourn our special meeting of stockholders to vote on the transaction with News Corporation and Fox Interactive Media until 3 p.m. Los Angeles time, on Friday, September 30, 2005.

Important Additional Information Filed with the SEC

Intermix has filed a proxy statement in connection with the proposed merger, which has been mailed to Intermix’s stockholders. This Current Report on Form 8-K is expressly incorporated by reference into the proxy statement. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC.

Intermix Media, Inc. press release dated September 26, 2005.

EXHIBIT 99.2

INTERMIX MEDIA, INC, FILED THE FOLLOWING PRESS RELEASE DATED SEPTEMBER 26, 2005 IN CONNECTION WITH ITS FILING OF THE CURRENT REPORT ON FORM 8-K:

For Immediate Release

Intermix Media Board Reaffirms Recommendation of Pending Acquisition by News Corporation; Rejects Unsolicited Acquisition Proposal by Brad Greenspan

LOS ANGELES—Sept. 26, 2005—Intermix Media, Inc. (AMEX:MIX), today announced that its board of directors has reaffirmed its recommendation that Intermix stockholders vote in favor of the pending acquisition of Intermix by News Corporation. Intermix also announced the board’s determination that an unsolicited proposal from its former chairman and chief executive officer Brad D. Greenspan does not constitute, and is not reasonably be expected to lead to, a transaction that is superior to the News Corporation transaction.

On Friday, September 23, 2005, Intermix received a letter from Mr. Greenspan setting forth a proposal to acquire for cash “approximately one-half of the number of currently outstanding shares” of Intermix not currently owned by Mr. Greenspan, at a price of $13.50 per share. Mr. Greenspan’s proposal is subject to, among other things, the satisfactory completion of due diligence, commitments from financing sources and the negotiation of definitive transaction documents.

Intermix’s board of directors, along with its legal and financial advisers, met on September 25, 2005 and, after thorough discussion and review of Mr. Greenspan’s proposal, the board determined to reject Mr. Greenspan’s proposal for reasons that include:

•	Mr. Greenspan’s proposal does not compare favorably to the pending transaction with News Corporation. Mr. Greenspan would provide cash liquidity for only approximately one-half of the common stock held by Intermix’s stockholders, with the remaining stockholders continuing to hold equity securities in a post-transaction concern with a diminished public equity float.

•	The proposal entails a number of significant and unacceptable risks, including uncertainty relating to financing for the transaction. Freemyspace, LLC would need to raise over $300 million to complete the acquisition. Mr. Greenspan has indicated that these funds will be provided by “several private equity investment firms” that may provide commitments to fund the acquisition only after they have been provided with detailed financial data regarding Intermix that is not currently publicly available. Mr. Greenspan has not identified any of his potential sources of funds and the Intermix board is unable to assess whether they are credible funding sources.

•	The proposed transaction with Mr. Greenspan offers significantly less certainty of closing and would, even if consummated, take months to complete (in comparison to the transaction with News Corporation, which could be completed in a matter of days, subject to the approval of our stockholders).

•	Although existing stockholders would retain an equity interest in a portion of Intermix, the proposal does not provide any operating plan for Intermix, other than to indicate that Mr. Greenspan would propose to cause Intermix to sell off “non-core assets,” focus on the Myspace.com business and ask the management team of Intermix’s subsidiary, MySpace, Inc., to become the executive team of Intermix.

•	The return of Mr. Greenspan to a control position over Intermix could create morale issues with a significant number of Intermix employees, including members of MySpace’s management, and potentially harm the company’s business, particularly in light of the fact that when Mr. Greenspan was removed as Intermix chairman and asked to resign as chief executive officer, the company’s common stock traded for less than $2 per share, the company was struggling with an accounting restatement, its common stock had been delisted from the NASDAQ Small Cap Market, it was the subject of an informal investigation by the Securities and Exchange Commission, various stockholder lawsuits relating to the restatement had been filed, and the company was losing money.

The Intermix board has also given further consideration to the pending transaction with News Corporation, including the value offered to Intermix’ stockholders in that transaction, the absence of a financing condition, the remaining conditions to completion of the transaction and the number of stockholder proxies submitted in favor of the transaction to date.

In light of considerations described above and other factors, the Intermix board, unanimously among the directors present, concluded that Mr. Greenspan’s proposal did not constitute, and could not reasonably be expected to lead to, a superior proposal, as defined in the News Corporation merger agreement. The Intermix board further concluded that the proposed transaction with News Corporation remains in the best interests of Intermix’s stockholders and continues to recommend that Intermix stockholders vote to adopt the merger agreement with Fox Interactive Media and News Corporation. “The board concluded that the proposed offer from Mr. Greenspan lacked credibility and did not constitute a proposal that was superior for our stockholders in comparison to the pending transaction with News Corporation,” said Richard Rosenblatt, the company’s chief executive officer. “We found the proposal to be speculative and incomplete, creating obvious risks to our stockholders. We continue to recommend that our stockholders vote in favor of the pending transaction with News Corporation.”

Intermix has further announced that, to permit its stockholders additional time to reflect upon and to react to its response to Mr. Greenspan’s proposal and any other relevant information, it intends to adjourn the special meeting of its stockholders immediately after it is commenced at 9:00 a.m. Los Angeles time on Wednesday, September 28, 2005, and to reconvene the meeting, at 3:00 p.m. Los Angeles time, on Friday, September 30, 2005 at the company’s corporate headquarters located at 6060 Center Drive, Suite 300, Los Angeles California 90045.

Intermix has filed a current report on Form 8-K and a supplement to its proxy statement on Schedule 14A containing additional information relating to Mr. Greenspan’s proposal and the actions of the Intermix Media board, copies of which are available at the Securities and Exchange Commission’s website at www.sec.gov.

About Intermix

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

Important Additional Information Filed with the SEC

Intermix has filed a proxy statement in connection with the proposed transaction with News Corporation, which has been mailed to Intermix’s stockholders. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about the results and events to which those statements relate. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, intervening circumstances or events that result in a delay or adjournment of the special meeting of stockholders, currently scheduled to commence on September 28, 2005 and be adjourned until September 30, 2005, or that affect our ability to satisfy the conditions to closing in the merger agreement with News Corporation.. Other factors could also cause actual results or events to vary materially from those covered in such forward-looking statements.

For more information, contact:

Media: Sara Jones	Investors: Brett Brewer
(213) 489-8287	(310) 215-1001 x117
jonessa@fleishman.com	bbrewer@intermix.com